                            KATZ MEDIA CORPORATION
                                    EXHIBIT
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)


                                                                                           The Company
                                                                  ---------------------------------------------------------------
                                                                                                                   Period
                                                                     Nine Months Ended                           August 12,
                                                                        September 30,          Year Ended         Through
                                                                  -------------------------   December 31,      December 31,
                                                                     1996         1995            1995              1994
                                                                  ------------ ------------ ----------------- -----------------
Income (loss) before income tax
  provision (benefit), extraordinary
  item and cumulative effect of accounting changes                  $  7,111    $    (686)       $    4,518        $     (536)

Fixed Charges:
           Interest expense                                            15,106       19,857            25,157            14,874
                                                                  ------------ ------------ ----------------- -----------------
Earnings before taxes, interest, extraordinary items
   and accounting changes                                              22,217       19,171            29,675            14,338


Earnings before taxes, interest, extraordinary items
   and accounting changes to Fixed Charges                               1.47        -                  1.18             -


Fixed charges in excess of earnings before taxes,
    interest, extraordinary items and accounting changes by                            686                                 536

                            (Restubbed from above)

                                                                          The Predecessor Company
                                                            ----------------------------------------------------
                                                              Period
                                                             January 1,
                                                              Through              Year Ended December 31,
                                                             August 11,    -------------------------------------
                                                                1994          1993         1992        1991
                                                            -------------- -------------------------------------
Income (loss) before income tax
  provision (benefit), extraordinary
  item and cumulative effect of accounting changes           $    (7,738)    $ (2,775)    $  3,635    $  4,533

Fixed Charges:
           Interest expense                                        10,848       17,888        9,757      11,188
                                                            -------------- -------------------------------------
Earnings before taxes, interest, extraordinary items
   and accounting changes                                           3,110       15,113       13,392      15,721


Earnings before taxes, interest, extraordinary items
   and accounting changes to Fixed Charges                        -             -             1.37         1.41


Fixed charges in excess of earnings before taxes,
    interest, extraordinary items and accounting changes by         7,738       2,775